Exhibit 10.7

Rights and Preferences of CBD Series B Preferred Shares
As amended January 27, 2015

The terms and conditions which apply to the Series B Preferred Shares (also known as “Class B Preferred Shares”) are as follows:

A.	Rights of Holder: Each Series B Preferred Share confers on the holder:

(i)       in liquidation:

(a)	the right to a preference over the holders of the Company’s ordinary shares in an amount equal to the Face Value of each such share, which equals one thousand U.S. dollars (US $1,000.00);

(b)
the right to distribution of the Face Value pari pasu with the distribution rights of   the Company’s most senior preference shares of any other series that is outstanding or may be issued in the future.

(ii)	voting rights in relation to Series B Preferred matters and other matters permitted by the Company’s Constitution and in accordance with the Act;

(iii)
a right to receive dividends, if lawfully payable, on March 31, June 30, September 30 and December 31 each year at an annual rate calculated on the Face Value of  8% from the date of issuance through January 31, 2015, after which date no dividends shall accrue;

Dividends may be paid, at the Company’s option, in cash, ordinary shares valued at the Conversion Price in effect on the date of payment (if registered and able to be freely traded on a national U.S. exchange at the time of issuance), or additional Series B Preferred shares.

If dividends are not paid in accordance with the foregoing, the right to receive dividends shall be cumulative in accordance herewith;

(iv)
a right to receive the same information required to be filed by a company subject to the reporting requirements of §15(d) of the 1934 Act at the same time such information would otherwise be required to be filed with the SEC.  The holders will also receive other information reasonably requested.

(v)
a right to redemption by holder, subject to the Act for Face Value plus any accrued but unpaid dividends, upon (a) the filing by the Company for bankruptcy, administrative protection under applicable statutes or liquidation or analogous proceedings or an adjudication by a competent legal authority that the Company is insolvent or (b) consummation of a change in control transaction (including without limitation a sale, merger or disposition of substantially all of its assets) pursuant to which the Company’s shares no longer trade on a stock exchange.

(vi)
a right to convert any Series B Preferred Share to ordinary shares (Conversion Shares) at any time subject only to the Conversion Restrictions set forth below in Article D. The number of Conversion Shares to be issued upon any Series B Preferred Share conversion is calculated by dividing the Face Value plus accrued but unpaid dividends on the Conversion Date by the Conversion Price. Conversion Price means the lowest price actually paid for Company ordinary shares in the Capital Raising, as defined in the Article 4.1(c) of the DOCA (the “Offering Price”) multiplied by 1.325, it being understood that the minimum Offering Price under the DOCA is US$0.03637 per ordinary share and the actual Offering Price is US$0.03785 per ordinary share with a resulting Conversion Price of US$0.05015125 per ordinary share and in no event higher than US$0.05015125 per ordinary share. The Conversion Price shall be adjusted up or down as applicable to reflect stock consolidations or splits.

B.
Company Redemption Rights.  Provided the Company has not been in default of any material obligation to a Holder, the Company shall have the right to redeem any number of Series B preference shares at any time for an amount equal to Face Value plus accrued but unpaid dividends following and during the effectiveness of the registration of the Conversion Shares.

C.
Automatic Conversion upon Fundamental Change.  The Series B Preferred Shares of any holder shall automatically convert at the Conversion Price at such time as the Company consummates a change in control transaction (including without limitation a sale, merger or disposition of substantially all of its assets) pursuant to which the Company’s shares no longer trade on a stock exchange.  If Automatic Conversion is triggered by this clause, such conversion shall not take place unless holder has had at least 10 business days prior notice of the change in control transaction in which to exercise the redemption rights described in Article A.(v) above.

D.	Conversion Restrictions. Except in the case of automatic conversion pursuant to Article C above:

i.
no holder of a Series B Preferred Share shall request conversion of any Series B Preferred Share if the Conversion Shares issuable pursuant to such request, when aggregated with all other securities then beneficially owned by the Purchaser and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) would result in the beneficial ownership by the Purchaser and its affiliates of more than 9.99% of the then issued and outstanding Ordinary Shares (the “Beneficial Ownership Threshold”) and the Company shall not issue Conversion Shares to any holder of Series B Preferred Shares if doing so would cause the Beneficial Ownership Threshold to be exceeded; and

ii.
no holder of a Series B Preferred Share shall request conversion of any Series B Preferred Share if the Conversion Shares issuable pursuant to such request would exceed 19.9% of the Company’s outstanding ordinary shares prior to the issuance of the Conversion Shares and thereby cause the Company to be in breach of Chapter 6 of the Act and the Company shall not issue Conversion Shares to any holder of Series B Preferred Shares if doing so would cause the Company or such holder to be in breach of Chapter 6 of the Act.